Exhibit 8

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

September 11, 2009

Boards of Directors

Versailles Financial Corporation

Versailles Savings and Loan Company

27 E. Main Street

Versailles, Ohio 45380

Gentlemen:

In accordance with your request, set forth below is the opinion of this firm relating to the material federal income tax consequences of the proposed conversion (the “Conversion”) of Versailles Savings and Loan Company (the “Bank”) from an Ohio chartered mutual savings and loan association to an Ohio chartered stock savings and loan association (“Stock Bank”) pursuant to the Plan of Conversion (the “Plan”) of Versailles Savings and Loan Company, dated as of August 21, 2009. In the Conversion, all of the Bank’s to-be-issued stock will be acquired by Versailles Financial Corporation, a newly organized Maryland corporation (the “Holding Company”). Unless otherwise defined, all terms used in this letter have the meanings given to them in the Plan.

For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Holding Company’s Registration Statement on Form S-1 relating to the proposed issuance of up to 500,000 shares (at the midpoint of the offering range) of common stock, par value $0.01 per share, the Plan, the existing Ohio mutual charter of the Bank, and the Articles of Incorporation and Bylaws of the Holding Company. In such examination, we have assumed and have not independently verified the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined. In addition, we have assumed that the factual statements and representations made by the Bank in its certificate delivered to us for purposes of this opinion are true, complete and correct and will remain true, complete and correct at all times up to and including the consummation of the Conversion. If any of the above described assumptions are untrue for any reason or if the Conversion is consummated in a manner that is different from the manner described in the Plan, our opinion as expressed below may be adversely affected.

In issuing our opinion, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held and that the Bank will comply with the terms and conditions of the Plan. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under federal income tax laws except on the basis of the documents and assumptions described above.

LUSE GORMAN POMERENK & SCHICK

    A PROFESSIONAL CORPORATION

Boards of Directors

Versailles Financial Corporation

Versailles Savings and Loan Company

September 11, 2009

In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations (the “Regulations”) thereunder, current administrative rulings, notices and procedures, and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

In rendering our opinion, we have assumed that the persons and entities identified in the Plan will at all times comply with applicable state and federal laws and the factual representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering. For purposes of this opinion, we are relying on the factual representations provided to us by the Bank, which are incorporated herein by reference.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service or a court.

BACKGROUND

The Bank is an Ohio mutual savings and loan association that is in the process of converting to an Ohio stock savings and loan association. As an Ohio mutual savings and loan association, the Bank has no authorized capital stock. Instead the Bank, in mutual form, has a unique equity structure. A depositor in the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank except for interest paid on his deposit and the Bank’s earnings become retained earnings of the Bank. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed in the event the Bank is liquidated. All of the interests held by a depositor cease when such depositor closes his account with the Bank.

LUSE GORMAN POMERENK & SCHICK

    A PROFESSIONAL CORPORATION

Boards of Directors

Versailles Financial Corporation

Versailles Savings and Loan Company

September 11, 2009

PROPOSED TRANSACTION

The Holding Company has been formed under the laws of the State of Maryland for the purpose of the proposed transactions described herein, to engage in business as a savings bank holding company and to hold all of the stock of the Stock Bank. The Holding Company will issue shares of its voting common stock (“Common Stock”), upon completion of the mutual-to-stock conversion of the Bank, to persons purchasing such shares as described in greater detail below.

Following regulatory approval, the Plan provides for the offer and sale of shares of Common Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following preference categories: (i) Eligible Account Holders of the Bank, (ii) the Bank’s newly formed employee stock ownership plan and tax-qualified defined contribution plan, (iii) Supplemental Eligible Account Holders of the Bank, and (iv) Other Members of the Bank, all as described in the Plan. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Common Stock. If shares remain after all orders are filled in the categories described above, the Plan calls for a Community Offering for the sale of shares not purchased under the preference categories, and a Syndicated Community Offering for the shares not sold in the Community Offering.

Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The aggregate purchase price at which all shares of Common Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Bank, as converted. The estimated pro forma market value will be determined by Keller & Company, Inc., an independent appraiser. The conversion of the Bank from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Common Stock.

OPINIONS

Based solely upon the foregoing information, we render the following opinion:

1. The change in the form of operation of the Bank from an Ohio chartered mutual savings and loan association to an Ohio chartered stock savings and loan association, as described above, will constitute a reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to Stock Bank as a result of such Conversion. See Rev. Rul. 80-105, 1980-1 C.B. 78. The Bank and Stock Bank will each be a party to a reorganization within the meaning of Code Section 368(b). Rev. Rul. 72-206, 1972-1 C.B. 104.

LUSE GORMAN POMERENK & SCHICK

    A PROFESSIONAL CORPORATION

Boards of Directors

Versailles Financial Corporation

Versailles Savings and Loan Company

September 11, 2009

2. No gain or loss will be recognized by Stock Bank on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of Common Stock. Code Section 1032(a).

3. The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. Code Section 362(b).

4. The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. Code Section 1223(2).

5. No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their deemed ownership interests in the Bank. Code Section 354(a).

6. The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s, Supplemental Eligible Account Holder’s and Other Member’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

7. It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase Common Stock. No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

8. It is more likely than not that the basis of the Common Stock to its stockholders will be the purchase price thereof. (Section 1012 of the Code). The stockholder’s holding period will commence upon the exercise of the subscription rights. (Section 1223(5) of the Code).

LUSE GORMAN POMERENK & SCHICK

    A PROFESSIONAL CORPORATION

Boards of Directors

Versailles Financial Corporation

Versailles Savings and Loan Company

September 11, 2009

9. For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. Section 1.381(b)-(1)(a)(2)).

10. The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. Section 1.381(b)-1(a)(2).

11. The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. Section 1.381(b)-1(a)(2).

Notwithstanding any reference to Code Section 381 above, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the Bank or its successor, Stock Bank, under the Code.

Our opinion under paragraph 7 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 7 and 8 is based on the facts that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. We also note that Keller & Company, Inc. has issued a letter dated September 11, 2009 stating that the subscription rights will have no ascertainable market value. We further note that the Internal Revenue Service has not in the past reached a different conclusion with respect to the value of nontransferable subscription rights. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Bank may be taxable on the distribution of the subscription rights.

LUSE GORMAN POMERENK & SCHICK

    A PROFESSIONAL CORPORATION

Boards of Directors

Versailles Financial Corporation

Versailles Savings and Loan Company

September 11, 2009

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (“Registration Statement”) of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, and as an exhibit to the Form AC, Application for Approval of Conversion, and Form H-(e)(1) (the “Filings”) filed with the Office of Thrift Supervision with respect to the Conversion, as applicable. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement and the Filings.

USE OF OPINION

This opinion is rendered solely for the benefit of the Holding Company and the Bank, and may not be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or other person without our prior written consent. We expressly consent to the use of and reliance on this opinion by Crowe Horwath LLP in issuing its state tax opinion to the Bank.

Very truly yours,

LUSE GORMAN POMERENK & SCHICK, A PROFESSIONAL CORPORATION

/s/ Luse Gorman Pomerenk & Schick, P.C.